Exhibit 99.1

INSPIRED REPORTS FIRST QUARTER 2023 RESULTS

●	Revenue of $66.0 million, up 9% on a reported basis and up 20% in functional currency vs. prior year quarter, driven by segment revenue increases of 26% in Gaming, 42% in Virtual Sports and 38% in Interactive, as measured in functional currency vs. prior year quarter
●	Net Loss of $0.2 million, or $(0.01) per diluted share
●	Adjusted Net Income[1]of $3.6 million, or $0.13 per diluted share, up from $0.02 per diluted share in prior year quarter
●	Adjusted EBITDA[1] of $21.1 million, up 5% on a reported basis and up 15% in functional currency vs. prior year quarter
●	Adjusting for VAT-related revenue of $0.9 million and the absence of $0.8 million of exhibition costs in the prior year quarter, first quarter 2023 Revenue and Adjusted EBITDA[1] increased 22% and 26%, respectively, as measured in functional currency vs. prior year quarter
●	Entered a historic agreement to develop Virtual Sports content through a National Football League (NFL) license
●	Signed a 5-year renewal with JD Wetherspoon, representing one of the largest gaming machine contracts in the pubs sector

New York, New York, May 10, 2023 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today reported financial results for the three-month period ended March 31, 2023. The Company’s first quarter 2023 results reflect growth in the Company’s aggregate digital businesses, which include the Virtual Sports and Interactive segments, and ongoing strength and resilience in the aggregate land-based businesses, which include Gaming and Leisure. Total Revenue and Adjusted EBITDA for the first quarter 2023 improved year-over-year in both reported and functional currency. Additionally, reported results reflect significant weakening of the GBP versus the USD on a year-over-year basis (GBP 1.21: USD 1.00 for the three months ended March 31, 2023 as compared to GBP 1.34: USD 1.00 for the three months ended March 31, 2022).

“The year is off to a strong start as we continue to deliver double-digit growth in our high-margin, capital efficient digital businesses, while positioning the land-based businesses for steady growth and capital efficiency to increase cash flow,” said Lorne Weil, Executive Chairman of Inspired. “During the first quarter, on a functional currency basis, our revenue was up 20% and Adjusted EBITDA was up 15%. Considering $0.9 million of VAT-related income included in the 2022 first quarter and the absence of $0.8 million in exhibition costs in the 2022 first quarter as the ICE conference was postponed until April 2022, on a like-for-like basis, revenue growth would have been 22% and Adjusted EBITDA growth would have been 26%.”

1 “Adjusted Net Income” and “Adjusted EBITDA” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

Weil continued, “Our digital businesses continue to grow both in absolute levels and in relative contribution. Led by an acceleration in growth of the Interactive business, in functional currency digital revenue grew 40%. Together, our digital businesses for the quarter contributed 67% of our Adjusted EBITDA, up from 54% last year. Within the Interactive segment more specifically, it was rewarding to see our recent investments in new products, people and platform improvements begin to pay off as the Interactive year-over-year growth rate accelerated to 38% this quarter from 24% during the fourth quarter of 2022. During the quarter, we also launched our new online Terminator® slots game with our UK customers and expect to roll the game out to the rest of our European and North American customers over the coming months. Following the success of our Space Invaders® game in North America, we are very excited to see this game perform well in other platforms, as we continue to grow our portfolio of licensed content. Furthermore, we are extremely proud that following the success of the Buffalo Wild Wings® branded online casino slot game in other states, BetMGM has released it in Pennsylvania as a feature title.”

Weil further elaborated, “During the quarter, we announced a historic partnership to develop Virtual Sports content through Aristocrat Gaming’s multi-year global licensing agreement with the National Football League (“NFL”). Games will be offered globally across B2C iGaming and iLottery platforms as well as through retail venues. We are targeting to launch the product in time for the upcoming NFL season and our work is well underway to meet that timeline. We are excited about the potential of this product and believe it will allow us to sustain the growth we’ve experienced in Virtual Sports in our core markets as well as provide additional momentum as we look to build North American Virtual Sports penetration.”

Weil concluded, “To say we are excited about the future is an understatement. Our land-based business provides us steady growth and substantial cash generation. Our digital business provides a unique combination of strengths in the industry today, specifically high growth, high levels of profitability and modest capital investment required. We think this combination produces high quality earnings and is unmatched among our peers. In our view, the outlook is bright and we remain focused on delivering value to our shareholders for a long time to come.”

Stewart Baker, Executive Vice President and Chief Financial Officer, added, “We are pleased with our first quarter results and the growth evident across our business even in the face of currency impacts compared to last year. The high quality of our earnings is also translating into cash flow. During the first quarter, we more than doubled our cash flow from operations compared to last year and increased our cash position by $3 million compared to a cash outlay of $7 million in the first quarter of 2022. We remain confident in our strategy and in our ability to continue to deliver consistent results to drive shareholder value.”

Results for the Three Months ended March 31, 2023

●	Total Revenue of $66.0 million compared to $60.6 million for the three months ended March 31, 2022, increased 9% on a reported basis[2] (+20% on a functional currency basis), driven by revenue increases in the Gaming, Virtual Sports and Interactive segments.

2 Reported income statement results assume GBP:USD exchange rate was GBP 1.21: USD 1.00 for the three months ended March 31, 2023 and GBP 1.34: USD 1.00 for the three months ended March 31, 2022.

○	Gaming Revenue of $27.4 million increased 14% year-over-year on a reported basis (+26% on a functional currency basis) from the prior year quarter (which included $0.9 million of VAT-related revenue) primarily driven by Product Revenue increases in the UK and mainland Europe. Service revenue was impacted by the absence of VAT-related revenue in the current period. Total Gaming Customer Gross Win per unit per day (on a functional currency basis) increased 11% year-over-year, driven by a combination of new content in the UK LBO and Greek markets, removal of all remaining COVID-19 restrictions in Greece, and some shop redistribution of revenue from low performing venue closures in the UK LBO market.
○	Virtual Sports Revenue of $14.9 million increased 29% year-over-year on a reported basis (+42% on a functional currency basis), led by a 53% year-over-year increase on a functional currency basis in Online Virtuals, driven by growth from existing online customers along with expanding jurisdictions.
○	Interactive Revenue of $6.6 million increased 24% year-over-year on a reported basis (+38% on a functional currency basis), with growth principally driven in the U.K., U.S. and Canada.
○	Leisure Revenue of $17.1 million decreased 13% year-over-year on a reported basis (-4% on a functional currency basis) primarily due to the structured withdrawal of non-core low-margin amusement and prize vend machines as recognized in the third quarter of 2022 as well as the reduction in the number of gaming machines as a result of a contract renewal with a pub customer.

●	Net Loss of $(0.2) million, or $(0.01) per diluted share, compared to net income of $1.5 million, or $0.05 per diluted share, in the prior year quarter primarily due to an increase in sales, general and administrative expenses driven by the costs of group restructure and exhibition costs that were not incurred in the prior year quarter.
●	Adjusted Net Income of $3.6 million, or $0.13 per diluted share, compared to adjusted net income of $0.7 million, or $0.02 per diluted share in the prior year quarter.
●	Adjusted EBITDA of $21.1 million increased 5% year-over-year on a reported basis (+15% on a functional currency basis). The Company’s aggregate digital business, which includes Virtual Sports and Interactive, generated 67% of Adjusted EBITDA contribution[3] versus 54% in the prior year quarter.
●	Adjusted EBITDA Margin was 32%, compared to 33% in the prior year quarter primarily driven by the $0.9 million of VAT-related revenue included in the prior year quarter as well as $0.8 million of exhibition costs that were not incurred in the prior year quarter.

3 Aggregate digital business Adjusted EBITDA contribution is calculated using the sum of the Virtual Sports and Interactive segment-level Adjusted EBITDA deducted by an allocated corporate expense pro-rated by the segment revenue contribution as a percent of Total Revenue. The Company's definition may not be comparable to measures of other companies. See supplemental table below.

Summary of First Quarter 2023 Segment Financial Results (unaudited)

	Three Months Ended March 31,		Reported Variance	Currency Movement 2023[2]	Functional Currency Variance
(In $ millions)	2023	2022	%	$	%
Total Revenue
Gaming (excl. VAT-related revenue)	$27.4	$23.2	18%	$(2.8)	31%
Virtual Sports	14.9	11.6	29%	(1.6)	42%
Interactive	6.6	5.3	24%	(0.7)	38%
Leisure	17.1	19.6	(13)%	(1.7)	(4)%

Total Company Revenue (excl. VAT-related revenue)	$66.0	$59.7	11%	$(6.8)	22%
VAT-related revenue	-	$0.9	(100)%	NM3	(100)%
Total Company Revenue (incl. VAT-related revenue)	$66.0	$60.6	9%	$(6.8)	20%
Net operating income	6.1	6.9	(11)%	(0.7)	(1)%
Net income	(0.2)	1.5	NM3	NM3	NM3
Net income per basic share	$(0.01)	$0.06	NM3	NM3	NM3
Net income per diluted share	$(0.01)	$0.05	NM3	NM3	NM3

Non-GAAP Financial Measures
Adjusted EBITDA[1]
Gaming (excl. VAT-related income)	$9.5	$9.8	(3)%	$(1.0)	7%
Virtual Sports	12.9	9.4	36%	(1.3)	50%
Interactive	3.3	2.9	16%	(0.3)	30%
Leisure	1.5	2.5	(38)%	(0.1)	(29)%
Corporate	(6.1)	(5.4)	(12)%	0.6	(26)%

Total Company Adjusted EBITDA (excl. VAT-related income)[1]	$21.1	$19.2	10%	$(2.1)	21%
VAT-related income	-	$0.9	(100)%	NM3	(100)%
Total Company Adjusted EBITDA (incl. VAT-related income)	$21.1	$20.1	5%	$(2.1)	15%
Adjusted EBITDA Margin excl. VAT-related income)[1]	32%	32%
Adjusted EBITDA Margin incl. VAT-related income) [1]	32%	33%
Adjusted net income	3.6	0.7	NM3	NM3	NM3
Adjusted net income per diluted share	$0.13	$0.02	NM3	NM3	NM3

1 Reconciliation to US GAAP shown below.

2 Currency movement calculated by translating 2023 and 2022 performances at 2022 exchange rates.

3 Percentage/dollar change is not meaningful.

Recent Highlights

Virtual Sports

●	New Contracts – Inspired signed the following new contracts in the first quarter 2023:

○	Mozzarbet for Virtuals Plug and Play in three new African territories.

●	New Deployments – During the first quarter, the Company successfully launched the following:

○	Full suite of games including V-Play Soccer™ and V-Play Basketball™ in Ontario with multiple operators.
○	V-Play Tie-Break Tennis™ with bet365.
○	Online Virtuals via the VPP platform in Turkey with Milli Piyango, in partnership with leading operator SisalSans.
○	Added two new products Virtuals Motor Racing and U.S Horses into Entain’s UK retail estate.
○	Introduction of V-Play Horses™ with Eurobet in Italy.

Interactive

●	New Customers –

○	Launched interactive content with seven new operators, including 32Red, Alberta Gaming & Lottery Commission and theScore.
○	Entered new markets with five operators, including The Stars Group in Italy and bet365 in Spain.

●	New Content –

○	Launched new slots product with the Terminator licensed brand.
○	Deployed five new games, (including Terminator game).
○	B2B game software permit approved in Sweden permitting the Company to continue to deploy iGaming and Virtual Sports software in the country.
○	Signed a contract with Alchemybet to build a new Slingo Gold Cash Free Spins™.
○	Subsequent to quarter end, launched iGaming content with FanDuel in Michigan.

Gaming

●	Successful Trial of New Vantage Cabinets in UK LBO market – The trial of 200 new “Vantage®” terminals is nearing completion. Based on a trial lasting 45 weeks across Betfred and Paddy Power, two major customers, the results on average showed 13% growth compared to the current estate terminals. The full rollout of 6,500 “Vantage” terminals to these two major customers is expected to be complete by the end of 2023.
●	Product Sales – Completed sale of 200 “Flex” terminals to a major customer during the quarter. The new terminals are a combination of replacement and new venue installs. In addition to the product sale, these new terminals generate additional recurring rental fees. Inspired also delivered the first significant sales volume of the “Community Cops & Robbers™” triple player product.
●	New Contracts – Agreed to upgrade the Greek market with 2,000 new “Valor” and 500 new “Vantage” terminals. The new terminals are expected to be delivered by the end of 2023 and are expected to be installed into venues during the early part of 2024.

Leisure

●	New Pubs Contracts – Signed a 3-year renewal with Whitbread, a 4-year renewal with Stonegate Group and a 5-year renewal with JD Wetherspoon, three of the best known UK operators of pubs and restaurants. The JD Wetherspoon agreement represents one of the largest gaming machine contracts in the pubs sector in terms of number of machines in operation.
●	Holiday Parks – Completed installation of 370 machines (a mixture of Amusement and Gaming) and commenced operations at holiday park operator Butlins in Bognor Regis.
●	New Content – Released Bonus Fruits™, Burning Hot Deluxe® and Bullion Bars® Pub edition, on the Company’s Prismatic Cat C cabinet.

Non-GAAP Financial Measures

We use non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no uniform rules for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial statements.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Net Income is defined as net income (loss) excluding the effects of certain exclusions and adjustments. Such excluded amounts include income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19. These items have been adjusted to reflect the tax impact from excluding them from net income (loss).

Adjusted Net Income per diluted share is computed by dividing the Adjusted Net Income by the weighted average number of common shares outstanding during the period, including the effects of any potentially dilutive securities, including RSUs, using the treasury stock method, and convertible debt or convertible preferred stock, using the if-converted method, unless the inclusion would be anti-dilutive.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior year quarter, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior year quarter average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Wednesday, May 10, 2023 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-888-550-5864 (US) or 1-646-960-0275 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay: A replay of the webcast will be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 (646) 277-1285

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Service	$58.3	$57.0
Product sales	7.7	3.6
Total revenue	66.0	60.6

Cost of sales:
Cost of service (1)	(10.9)	(11.8)
Cost of product sales	(5.8)	(2.1)
Selling, general and administrative expenses	(34.3)	(29.6)
Acquisition and integration related transaction expenses	—	(0.1)
Depreciation and amortization	(8.9)	(10.1)
Net operating income	6.1	6.9

Other expense
Interest expense, net	(6.3)	(6.5)
Gain on disposal of business	—	0.9
Other finance income	0.1	0.3

Total other expense, net	(6.2)	(5.3)

Net (loss) income before income taxes	(0.1)	1.6
Income tax expense	(0.1)	(0.1)
Net (loss) income	(0.2)	1.5

Other comprehensive income:
Foreign currency translation (loss) gain	(1.7)	2.4
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.2
Actuarial gains on pension plan	2.0	0.7
Other comprehensive income	0.5	3.3

Comprehensive income	$0.3	$4.8

Net income (loss) per common share – basic	$(0.01)	$0.06
Net income (loss) per common share - diluted	$(0.01)	$0.05

Weighted average number of shares outstanding during the period – basic	26,155,346	26,850,326
Weighted average number of shares outstanding during the period – diluted	26,155,346	29,294,973
Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(2.9)	$(2.8)

(1)	Excluding depreciation and amortization

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$27.8	$25.0
Accounts receivable, net	33.0	40.5
Inventory	36.5	31.0
Prepaid expenses and other current assets	31.1	32.1
Total current assets	128.4	128.6

Property and equipment, net	47.7	44.7
Software development costs, net	38.1	35.8
Other acquired intangible assets subject to amortization, net	14.6	14.7
Goodwill	75.8	73.9
Operating lease right of use asset	8.1	8.3
Other assets	3.8	3.4
Total assets	$316.5	$309.4

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$22.2	$25.7
Accrued expenses	34.9	28.5
Corporate tax and other current taxes payable	5.0	9.3
Deferred revenue, current	5.1	4.8
Operating lease liabilities	2.8	2.8

Other current liabilities	3.2	3.6
Total current liabilities	73.2	74.7

Long-term debt	285.5	277.6
Finance lease liabilities, net of current portion	1.2	1.2
Deferred revenue, net of current portion	3.2	3.7
Operating lease liabilities	5.6	5.9
Other long-term liabilities	2.2	4.0
Total liabilities	370.9	367.1

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 26,263,070 shares and 25,909,516 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid in capital	381.2	378.2
Accumulated other comprehensive income	46.8	46.3
Accumulated deficit	(482.4)	(482.2)
Total stockholders’ deficit	(54.4)	(57.7)
Total liabilities and stockholders’ deficit	$316.5	$309.4

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(0.2)	$1.5
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8.9	10.1
Amortization of right of use asset	0.5	0.7
Stock-based compensation expense	2.9	2.8
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.2
Non-cash interest expense relating to senior debt	0.3	0.4
Changes in assets and liabilities:
Accounts receivable	8.5	(2.1)
Inventory	(4.6)	(11.9)
Prepaid expenses and other assets	1.6	0.9
Corporate tax and other current taxes payable	(3.8)	(7.2)
Accounts payable	(4.1)	4.3
Deferred revenues and customer prepayment	(0.3)	(0.3)
Accrued expenses	5.5	7.1
Operating lease liabilities	(0.6)	(0.7)
Other long-term liabilities	—	(0.7)
Net cash provided by operating activities	14.8	5.1

Cash flows from investing activities:
Purchases of property and equipment	(6.1)	(5.2)
Acquisition of subsidiary company assets	—	(0.6)
Acquisition of third-party company trade and assets	(0.6)	—
Purchases of capital software	(4.8)	(5.1)
Net cash used in investing activities	(11.5)	(10.9)

Cash flows from financing activities:
Repayments of finance leases	(0.5)	(0.1)
Net cash used in financing activities	(0.5)	(0.1)

Effect of exchange rate changes on cash	—	(1.1)
Net increase (decrease) in cash	2.8	(7.0)
Cash, beginning of period	25.0	47.8
Cash, end of period	$27.8	$40.8

Supplemental cash flow disclosures
Cash paid during the period for interest	$0.1	$0.2
Cash paid during the period for income taxes	$0.1	$—
Cash paid during the period for operating leases	$1.2	$0.9

Supplemental disclosure of noncash investing and financing activities
Lease liabilities arising from obtaining right of use assets	$(0.1)	$—
Property and equipment transferred to inventory	$—	$0.6

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	For the Three-Month Period ended
	Unaudited	Unaudited
	Mar 31,	Mar 31,
(In millions)	2023	2022
Net (loss) income	$(0.2)	$1.5
Items Relating to Discontinued Activities:
Pension charges	0.2	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	0.1
Costs of group restructure	3.0	—

Stock-based compensation expense	2.9	2.8
Depreciation and amortization	8.9	10.1
Interest expense, net	6.3	6.5
Gain on disposal of business	—	(0.9)
Other finance income	(0.1)	(0.3)
Income tax	0.1	0.1
Adjusted EBITDA	$21.1	$20.1

Adjusted EBITDA	£17.4	£15.0

Exchange Rate - $ to £	1.21	1.34

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended March 31, 2023

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$5.4	$12.0	$2.3	$(1.7)	$(18.2)	$(0.2)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Cost of group restructure	—	—	—	—	3.0	3.0

Stock-based compensation expense	0.3	0.2	0.2	0.1	2.1	2.9

Depreciation and amortization	3.8	0.7	0.8	3.1	0.5	8.9
Interest expense, net	—	—	—	—	6.3	6.3
Other finance income	—	—	—	—	(0.1)	(0.1)
Income tax	—	—	—	—	0.1	0.1
Adjusted EBITDA	$9.5	$12.9	$3.3	$1.5	$(6.1)	$21.1

Adjusted EBITDA	£7.8	£10.5	£2.7	£1.3	£(5.1)	£17.4

Exchange rate - $ to £						1.21

Three Months Ended March 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$6.7	$8.7	$2.1	$(1.4)	$(14.5)	$1.5
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.1	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	—	—	—	—	0.1

Stock-based compensation expense	0.3	0.1	0.1	0.2	2.1	2.8

Depreciation and amortization	4.6	0.6	0.7	3.7	0.5	10.1
Interest expense, net	—	—	—	—	6.5	6.5
Profit on disposal of business	(0.9)	—	—	—	—	(0.9)
Other finance income	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	(0.1)	(0.1)
Adjusted EBITDA	$10.8	$9.4	$2.9	$2.5	$(5.5)	$20.1

Adjusted EBITDA	£8.1	£7.0	£2.2	£1.9	£(4.1)	£15.0

Exchange rate - $ to £						1.34

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

ADJUSTED NET INCOME RECONCILIATION

(Unaudited)

	For the Three-Month Period ended
	Unaudited	Unaudited
	Mar 31,	Mar 31,
(In millions)	2023	2022
Net (loss) income	$(0.2)	$1.5
Items Relating to Discontinued Activities:
Pension charges	0.2	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	0.1
Costs of group restructure	3.0	—
Stock-based compensation expense related to group restructure	0.7	—

Gain on disposal of business	—	(0.9)
Other finance income	(0.1)	(0.3)
Tax Impact	—	0.1
Adjusted Net Income	$3.6	$0.7

Adjusted Net Income	£3.0	£0.5

Exchange Rate - $ to £	1.21	1.34

Weighted average number of shares outstanding– diluted	28,813,850	29,294,973

Adjusted Net Income per diluted share	$0.13	$0.02

INSPIRED ENTERTAINMENT, INC. PRO-RATED SEGMENT ADJUSTED EBITDA CONTRIBUTION

(Unaudited)

Three Months Ended March 31, 2023

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$27.4	$14.9	$6.6	$17.1	$—	$66.0

Segment % of Total Revenue	41.5%	22.6%	10.0%	25.9%		100.0%

Adjusted EBITDA	$9.5	$12.9	$3.3	$1.5	$(6.1)	$21.1
Corporate allocation(1)	(2.6)	(1.4)	(0.6)	(1.5)	6.1	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$6.9	$11.5	$2.7	$—	$—	$21.1

Segment Contribution to Adjusted EBITDA	32.9%	54.3%	12.8%	0.0%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Three Months Ended March 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$24.1	$11.6	$5.3	$19.6	$—	$60.6

Segment % of Total Revenue	39.7%	19.2%	8.7%	32.3%		100.0%

Adjusted EBITDA	$10.8	$9.4	$2.9	$2.5	$(5.5)	$20.1
Corporate allocation(1)	(2.2)	(1.0)	(0.5)	(1.8)	5.5	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$8.6	$8.4	$2.4	$0.7	$—	$20.1

Segment Contribution to Adjusted EBITDA	42.9%	41.9%	11.6%	3.5%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended
	31-Mar		Change
(In millions of GBP)	2023	2022	%
Online Revenue
Total Revenue £’m - Online Virtuals	£9.7	£6.3	53%
Total Revenue £’m – Interactive	£5.4	£3.9	38%
Total Revenue £’m – Online Virtuals and Interactive	£15.1	£10.2	48%

in millions of USD	$18.3	$13.7	34%

Exchange Rate - $ to £	1.21	1.34